Filed Pursuant to Rule 424(b)(3)
                                        Registration Nos. 33-55787 and 33-64179

PRICING SUPPLEMENT NO. 2, dated September 18, 1997
(To Prospectus dated January 23, 1997, and
Prospectus Supplement dated July 31, 1997)
(CUSIP No. 17120Q ZW4)
                                  $3,500,000,000
                          Chrysler Financial Corporation
                            Medium-Term Notes, Series R
                                 Fixed Rate Notes
                      Due 9 Months or More From Date of Issue

Principal Amount:     $50,000,000

Issue Price:          The price of the Notes will vary depending on prevailing
                      market prices at the time of resale.

Original Issue Date:  October 9, 1997

Stated Maturity:      October 9, 2012

Interest Rate:        7.00%

Interest Payment Dates: The 9th day of each month commencing with
                        November 9, 1997.

Specified Currency:       U.S. Dollars
     (If other than U.S. Dollars, see attachment hereto)

Option to Receive Payments in Specified Currency:  [ ] Yes   [ ] No
     (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
     (Applicable only if Specified Currency is other than U.S. Dollars)

Redemption:    [ ] The Notes cannot be redeemed prior to maturity.
               [X] The Notes may be redeemed prior to maturity.

Redemption Dates: The 9th day of each month, or the first succeeding
                  Business Day, commencing with October 9, 1998.

The Redemption Price shall initially be 100% of the principal amount of the Notes to be redeemed.

Repayment:     [X] The Notes cannot be repaid prior to maturity.
               [ ] The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s):

Repayment Price:

Discount Notes:     [ ] Yes   [X] No

     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:

Agent's Discount or Commission:
Agent's Capacity:   [ ] Agent   [X] Principal

Net proceeds to Company (if sale to Agent as principal): $50,000,000

Agent:    [ ] Merrill Lynch & Co.  [ ] Salomon Brothers Inc
          [ ] J.P. Morgan & Co.    [X] Other: Smith Barney Inc.